UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

    ☒ Filed by the Registrant         ☐ Filed by a Party other than the Registrant

Check the appropriate box:
    ☐ Preliminary Proxy Statement
    ☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    ☐ Definitive Proxy Statement
    ☒ Definitive Additional Materials
    ☐ Soliciting Material under §240.14a-12

CNX RESOURCES CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
    ☒ No fee required.
    ☐ Fee paid previously with preliminary materials.
    ☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On April 17, 2023, CNX distributed via e-mail, mailed and posted on Positive Energy Hub (https://www.positiveenergyhub.com/cnx-responds-regarding-shareholder-proposal) the following letter:

April 17, 2023

VIA UPS Overnight and Email to Proxy Impact
Jon Handlery, CEO
Handlery Hotels Inc.
180 Geary Street, Suite 700
San Francisco, California 94108

Dear Jon,

We recently reviewed the solicitation filed on April 13th by Proxy Impact regarding Handlery Hotels’ shareholder proposal. To be clear, that is Handlery Hotels’ shareholder proposal, not Proxy Impact’s shareholder proposal (Proxy Impact is not our shareholder). Despite numerous attempts at outreach, we still have not received any response from you directly. That’s over 50 days and counting where you, as the shareholder, refuse to engage.

In the April 13th solicitation, we continue to observe a fundamental lack of understanding of CNX Resources Corporation, what we stand for, and what we do. All could have been ascertained by you with simple due diligence and straightforward dialogue. Instead, we must rebut this ongoing charade from Proxy Impact (not our shareholder), which undermines true shareholder engagement and sound corporate governance.

We need to inform you of two errors in the April 13th solicitation.

Contrary to the solicitation remarks, oversight of CNX’s Environmental, Social, Corporate Responsibility (“ESCR”) Committee is defined in its charter and requires that the Committee shall “review any significant environmental, corporate responsibility, public policy, legislative, political and social issues that may materially affect the business operations, financial performance, or public image of the Company or industry, and management’s response to such matters.”[1]

Additionally, our Corporate Responsibility Report does identify all organizations that CNX is a member of that engage in the public policy process, and such organizations are largely state-based and focus on local license to operate issues as opposed to matters of global public policy.[2]

Given ‘your’ solicitation’s discussion of a lower carbon energy future, we would enjoy a direct conversation with you and any other shareholder on the topic, particularly regarding the important role of natural gas in a low carbon future. We note the current view of the International Energy Agency (“IEA”). The IEA reported that the recent global energy crisis in which shortages of natural gas played a central role “reminded policy makers and energy consumers of the immediate importance of stable and affordable natural gas supplies” and that “new investments in upstream gas supply remain necessary to offset production declines from existing fields”[3].

We look forward to the day where we can speak directly, Jon; so as always, please feel free to contact us at any time.

Respectfully,

Nick DeIuliis

[1] https://www.cnx.com/cnx/media/governance/ESCR-Committee-Charter_1-26-2021.pdf
[2] https://responsibility.cnx.com/
[3] https://www.capitaliq.spglobal.com/web/client?auth=inherit#news/article?id=75196008&KeyProductLinkType=58&utm_source=MIAlerts&utm_medium=scheduled-news&utm_campaign=Alert_Email&redirected=1

Important Additional Information Regarding Proxy Solicitation

CNX Resources Corporation (the “Company” or “CNX”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”). On March 23, 2023, the Company filed a definitive proxy statement and other related materials with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2023 Annual Meeting (the “2023 Proxy Statement”).

SHAREHOLDERS ARE URGED TO READ THE 2023 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE 2023 ANNUAL MEETING.

Shareholders may obtain, free of charge, copies of the 2023 Proxy Statement and any other documents filed or to be filed by the Company with the SEC in connection with the 2023 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.cnx.com) or by writing to the Company’s Secretary as follows:

CNX Resources Corporation
CNX Center
1000 Horizon Vue Drive
Canonsburg, PA 15317

This statement may contain forward-looking statements, estimates and projections within the meaning of the federal securities laws. Statements that are not historical are forward-looking and may include our operational and strategic plans; estimates of gas reserves and resources; projected timing and rates of return of future investments; and projections and estimates of future production, revenues, income, and capital spending. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements, estimates and projections. Investors should not place undue reliance on forward-looking statements as a prediction of future actual results. The forward-looking statements in this statement speak only as of the date hereof; we disclaim any obligation to update the statements, and we caution you not to rely on them unduly. Specific factors that could cause future actual results to differ materially from the forward-looking statements are described in detail under the captions "Forward- Looking Statements" and "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) and any subsequent reports filed with the SEC. Those risk factors discuss, among other matters, pricing volatility or pricing decline for natural gas and natural gas liquids; local, regional and national economic conditions and the impact they may have on our customers; events beyond our control, including a global or domestic health crisis; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; the financial condition of our customers; any non-performance by customers of their contractual obligations; changes in customer, employee or supplier relationships resulting from the proposed transaction; and changes in safety, health, environmental and other regulations.